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                                                                     Exhibit 3.3

                                  COMPANIES ACT

                            CHAPTER 81, R.S.N.S. 1989

            ARTICLES OF CONTINUANCE OF SPARKLING SPRING WATER LIMITED

1. The name of the Company is SPARKLING SPRING WATER LIMITED.

2. There are no restrictions on the objects and powers of the Company.

3. Pursuant to subsection (11) of Section 26 of the Companies Act, to the intent that subsection (9) of Section 26 not apply to the Company, the following powers are hereby expressly conferred upon the Company:

            The Company shall have power to:

                  (a) sell or dispose of its undertaking or a substantial part thereof;

                  (b) subject to the provisions of the Act with respect to reduction of capital, distribute any of its property in specie among its members; and

                  (c) amalgamate with any company or other body or persons.

4. The liability of the members is limited.

5. The Company is authorized to issue Ten Million ($10,000,000) common shares without nominal or par value and One Million (1,000,000) Class A preferred shares without nominal or par value, both common and Class A preferred shares subject to the terms and conditions set forth in Schedule "A" annexed hereto, with power to divide the shares in the capital for the time being into several classes and/or to attach thereto respectively any preferential, common, deferred, or qualified rights, privileges or conditions, including restrictions on voting and including redemption on purchase of such shares, subject, however, to the provisions of the Companies Act and amendments thereto.
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                         SPARKLING SPRING WATER LIMITED

                      SCHEDULE "A" TO ARTICLES OF AMENDMENT
                         TERMS AND CONDITIONS OF SHARES

      The Corporation is authorized to issue Ten Million (10,000,000) Common without nominal or par value and One Million (1,000,000) Class A Preferred shares of nominal or par value.

COMMON SHARES

      The holders of the Common shares shall be entitled to notice of and to One
(1) vote in respect of each Common share held at all meetings of the Shareholders of the Corporation.

      The holders of the Common shares shall be entitled to receive and the Corporation shall pay thereon, such dividends as may be declared by the Board of Directors of the Corporation from time to time from the monies of the Corporation properly applicable to the payment of dividends.

      In the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common shares shall be entitled to receive the assets and property of the Corporation available for distribution.

____ SHARES

      A holder of a fractional share of a class of shares (the "particular class") is entitled, in respect to his fractional shares, to that fraction of the votes, if any, that attach to and that fraction of the amount, if any, of the dividends, distributions or redemption price, as the case may be, that is to be paid or made on or in respect of whole shares of the particular class.

CLASS A PREFERRED SHARES

1. The holders of the Class A Preferred shares shall not be entitled to vote at any meeting of the shareholders of the Corporation unless and except to the extent expressly granted the rights to vote by law.

2. The holders of the Class A Preferred shares, in priority to the Common shares, shall be entitled to receive pro rata, and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation, cumulative, preferential cash dividends at the rate of eight (8%) percent of the stated capital of the Class A Preferred shares per annum, payable on such dates as the Board of Directors of the Corporation may from time to time determine. such dividends shall accrue from the date of issue. If on any dividend payment date the dividend payable on such date is not paid in full on all of the Class A Preferred shares then issued and outstanding, such dividend or the unpaid part thereof
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      shall be paid on a subsequent date or dates determined by the Board of
      Directors of the Corporation on which the Corporation shall have sufficient monies properly applicable to the payment of the same before any dividend is paid on the Common shares.

3. The holders of the Class A Preferred shares shall be entitled on the liquidation, dissolution or wind-up of the Corporation, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, to receive from the assets and property of the Corporation for each Class A Preferred Share held by them respectively a sum equivalent to the result obtained when the amount of the stated capital account for the Class A Preferred shares is divided by the number of issued and outstanding Class A Preferred shares, together with all accrued and unpaid preferential cumulative cash dividends thereon before any amount shall be paid or any property or assets distributed to the holders of the Common shares; after payment to the holders of the Class A Preferred shares of the amounts above provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation on dissolution.

4. The Corporation may any time, upon giving notice as hereinafter provided, redeem the whole or from time to time any part of the then outstanding Class A Preferred shares on payment for each share to be redeemed of a sum equivalent to the result obtained when the amount in the stated capital account for the Class A Preferred Shares is divided by the number of issued and outstanding Class A Preferred shares, together with all accrued and unpaid preferential cumulative cash dividend thereon (herein referred to as the "redemption price"). In case a part only of the then outstanding Class A Preferred shares is at any time redeemed, the shares so to be redeemed shall be selected pro rata according to the number of Class A Preferred shares held by each holder of record as at the date of notice of redemption or in such other manner as the Board of Directors of the Corporation, in its sole discretion, shall decide.

5. In any case of redemption of Class A Preferred shares under the provisions of the last preceding paragraph hereof, the Corporation shall at least thirty (30) days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Class A Preferred shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Class A Preferred shares. Such notice shall be mailed in a prepaid letter addressed to each such shareholder at his address as it appears on the books of the Corporation or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder, provided, however, that accidental failure to give any such notice to one 91) or more of such shareholders shall not affect the validity of such redemption as to the other holders. Such


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      notice shall set our the redemption price and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On and after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Class A Preferred shares to be redeemed the redemption price thereon on presentation and surrender at the head office of the Corporation or any other place designated in such notice of the certificates for the Class A Preferred shares called for redemption. Such Class A Preferred shares shall thereupon be and be deemed to be redeemed and shall be cancelled. If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any such notice the Class A Preferred shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class
      A Preferred shares as aforesaid to deposit the redemption price of the shares so called for redemption or of such of the said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or any trust company in Canada named in such notice to be paid without interest to or to the order of the respective holders such Class A Preferred shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the latter, the Class A Preferred shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and shall be cancelled and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total redemption price no deposited agent presentation and surrender of the said certificates held by them respectively.

6. No class of shares may be created or issued ranking as to capital or dividends in priority to or on a parity with the Class A Preferred shares nor shall the authorized amount of the Class A Preferred shares be increased without the approval of the holders of the Class A Preferred shares increased without the approval of the holders of the Class A Preferred shares in addition to any approval required by the Canada Business Corporations Act.


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